Exhibit 99.1

FOR IMMEDIATE RELEASE
Carla Stucky (713) 654-9549
February 26, 2010

STERLING CHEMICALS ANNOUNCES APPOINTMENT OF DAVID J. COLLINS AS CHIEF FINANCIAL OFFICER
     HOUSTON, TEXAS, FEBRUARY 26, 2010 —STERLING CHEMICALS, INC. (SCHI) announced today that it has named David J. Collins as its new Chief Financial Officer and Senior Vice President. He will join the company March 1, 2010. David will be a key member of Sterling’s executive team who will be responsible for the company’s accounting, finance and commercial activities. David will report to Sterling’s President and Chief Executive Officer, John V. Genova.
     Most recently, Mr. Collins served as the Chief Financial Officer of PetroSearch Energy Corporation (“Petrosearch”), a crude oil and natural gas exploration company. Mr. Collins brings 20 years of financial, accounting and commercial experience, including positions at Ernst & Young LLP, Federation Logistics Inc., Kazi Management and PetroSearch. At PetroSearch, Mr. Collins was instrumental in adding significant shareholder value while implementing rigorous financial controls and cost efficiencies. Mr. Collins holds a Bachelor of Arts in Accountancy from Villanova University and is a Certified Public Accountant.
     “We are extremely pleased that David will be joining our management team. He brings a broad base of relevant financial and commercial skills and experience to Sterling, as well as an outstanding reputation of honesty, integrity and innovation,” said Genova. “I am confident that David will be a strong contributor in our unrelenting focus on building value for our shareholders.”
*               *               *
About Sterling Chemicals, Inc.
Sterling Chemicals, Inc. is a leading North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products throughout the world. Its primary products are acetic acid and plasticizers. More information on Sterling Chemicals, Inc. can be found at www.sterlingchemicals.com.